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                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                 AND SERIES 1995 8% CONVERTIBLE PREFERRED STOCK
                                       of
                                 TESCORP, INC.
                                       by
                        TESCORP ACQUISITION CORPORATION
                           A WHOLLY OWNED SUBSIDIARY
                                       of
                            SUPERCANAL HOLDING S.A.

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
      CITY TIME, ON FRIDAY, JANUARY 9, 1998, UNLESS THE OFFER IS EXTENDED.

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

We have been appointed by Tescorp Acquisition Corporation (the "Purchaser"), a Delaware corporation and a wholly owned subsidiary of Supercanal Holding S.A. ("Parent"), an Argentine corporation, to act as Dealer Managers in connection with the Purchaser's offer to purchase (i) all the outstanding shares of common stock, par value $0.02 per share ("Common Shares"), of Tescorp, Inc. (the "Company"), a Texas corporation, for $4.50 per Common Share, net to the seller in cash, and (ii) all the outstanding shares of Series 1995 8% Convertible Preferred Stock ("8% Preferred Shares") of the Company for $144 per share plus accrued dividends from the last date on which dividends were paid to the expiration of the Offer (defined below) (collectively the Common Shares and the 8% Preferred Shares are referred to as the "Shares" and the $4.50 per share price and the $144 per share price plus accrued dividends which the Purchaser is offering to pay are referred to as the "purchase prices"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 8, 1997 (the "Offer to Purchase"), and the related Letters of Transmittal (which, together with any supplements or amendments thereto, collectively constitute the "Offer") enclosed herewith.

Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

The Offer is conditioned upon, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Common Shares of the Company which, when added to the Common Shares already owned by the Purchaser, constitutes more than two-thirds of the total number of outstanding Common Shares, (ii) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of 8% Preferred Shares which, when added to any 8% Preferred Shares already owned by the Purchaser, constitutes more than two-thirds of the total number of outstanding 8% Preferred Shares and (iii) satisfaction of certain other conditions.

Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

    1.  The Offer to Purchase, dated December 8, 1997;

    2. The Letters of Transmittal to be sent by stockholders of the Company accepting the Offer and tendering Shares;

    3. The Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares are not immediately available, or if such certificates and all other required documents cannot be
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       delivered to The Bank of New York (the "Depositary") by the expiration of the Offer, or if the procedure for book-entry transfer cannot be completed by the expiration of the Offer;

    4. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

    5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

    6.  A return envelope addressed to the Depositary.

    7. A letter to the shareholders of the Company from Jack R. Crosby, Chairman of the Board and Chief Executive Officer of the Company together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company.

    YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JANUARY 9, 1997, UNLESS THE OFFER IS EXTENDED.

    The Board of Directors of the Company (a) has approved the Offer and the Merger (as defined in the Offer to Purchase) which will follow the Offer if the Offer is successfully completed and the shareholders of the Company approve the Merger, (2) has determined that the terms of the Offer and the Merger are fair to and in the best interests of the Company's stockholders, and (3) recommends that the holders of the Common Shares and 8% Preferred Shares tender their Shares in response to the Offer.

    The Offer is being made pursuant to an Amended Stock Purchase and Merger Agreement dated as of November 26, 1997 (the "Merger Agreement"), between the Purchaser and the Company. The Merger Agreement provides that, among other things, as soon as practicable after the purchase of shares pursuant to the Offer and the satisfaction or waiver of the other conditions set forth in the Merger Agreement the Purchaser will be merged with and into the Company (the "Merger"). At the effective time of the Merger (the "Effective Time"), each Common Share which is outstanding immediately before the Effective Time, other than shares owned by the Purchaser, will be converted into and become the right to receive $4.50 in cash, or any higher price per share paid with regard to Common Shares tendered in response to the Offer. At the Effective Time, each 8% Preferred Share which is outstanding immediately before the Effective Time will be converted into and become the right to receive in cash $144 per share plus dividends accrued up to the Expiration Date of the Offer (except that if a dividend is paid with regard to the 8% Preferred Shares between the Expiration Time and the Effective Time, each 8% Preferred Share will be converted into and become the right to receive $144 in cash without regard to any accrued but unpaid dividends). At the Effective Time, each Common Share or 8% Preferred Share held by the Purchaser or by any direct or indirect subsidiary of the Company immediately before the Effective Time will be cancelled and no payment will be made with respect to those Shares.

    In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates evidencing such Shares or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase), a Letter of Transmittal (or facsimile thereof) properly completed and duly executed, or an Agent's Message (as defined in the Offer to Purchase), and any other required documents in accordance with the instructions contained in the Letter of Transmittal.

    If a holder of Shares wishes to tender Shares, but cannot deliver such holder's certificates or other required documents, or cannot comply with the procedure for book-entry transfer, prior to the expiration of the Offer, a tender of Shares may be effected by following the guaranteed delivery procedure described in Section 3 of the Offer to Purchase.

    The Purchaser will not pay any commissions or fees to any broker, dealer or other person (other than the Dealer Managers and the Information Agent, as described in the Offer) in connection with the

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solicitation of tenders of Shares pursuant to the Offer. However, the Purchaser will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

    Any inquiries you may have with respect to the Offer and requests for additional copies of the enclosed materials should be addressed to the Dealer Managers or the Information Agent at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

                                          Very truly yours,

                                          ING BARINGS       FURMAN SELZ

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PARENT, THE PURCHASER, THE DEALER MANAGERS, THE COMPANY, THE DEPOSITARY OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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